                                FOR INDIANA RESIDENTS

                    EQUIPMENT LEASING CORPORATION OF AMERICA
                     SUPPLEMENT DATED SEPTEMBER 15, 1995 TO
                      PROSPECTUS DATED SEPTEMBER 14, 1995


     This Supplement will further update and amend the Prospectus dated September 14 (the "Prospectus") regarding the offer and sale to Indiana residents of $13,500,000 in principal amount of certain Demand and Fixed Rate Certificates (the "Debentures") described herein.

     The following suitability requirements apply for all purchases of Debentures by Indiana residents:

     Purchasers of Debentures shall have a minimum annual income of $45,000 and an net worth at least equal to $45,000 in excess of their home, furnishings and automobiles. Or, regardless of their annual income, they must possess a net worth of $150,000 in excess of their home, furnishings and automobiles.

     Each Indiana resident purchasing securities offered hereby will be deemed to represent by such purchase that it meets one of the aforementioned categories, that it will not sell or otherwise transfer any of such securities to a Indiana resident unless the transferee comes within one of the aforementioned categories and that it will advise the transferee of this condition, which transferee, by becoming such, will be deemed to be bound by the same restrictions upon resale.

     Reference is also made to Risk Factor #6 on page 6 of the Prospectus as regards the potential conflict of interest in purchases of equipment from third parties (other than from Walnut.) Any such purchase from unrelated third parties will be originated by Walnut and sold to ELCOA in the ordinary course of business, unless the cost to be incurred by ELCOA in regards to such purchase will not exceed Walnut's cost of lease origination.

     No other changes have been made to the Prospectus dated September 14, 1995.

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


                               FOR NEW_JERSEY RESIDENTS


                    EQUIPMENT LEASING CORPORATION OF AMERICA
                     SUPPLEMENT DATED SEPTEMBER 15, 1995 TO
                      PROSPECTUS DATED SEPTEMBER 14, 1995


    This Supplement will further update and amend the Prospectus dated September 14, 1995 (the "Prospectus") regarding the offer and sale to New Jersey residents of $13,500,000 in principal amount of certain Demand and Fixed Rate Certificates (the "Debentures") described herein.

    The following suitability requirements apply for all purchases of Debentures by New Jersey residents:

    a) Purchasers of debentures shall have a minimum annual income of $50,000 and a net worth at least equal to $50,000 in excess of their home, home furnishings and automobiles. Or, regardless of their annual income, they must possess a net worth of $100,000 in excess of their home, home furnishings and automobiles.

    b)  No purchase shall exceed 10% of an investor's net worth.

    Each New Jersey resident purchasing securities offered hereby will be deemed to represent by such purchase that it comes within one of the aforementioned categories, that it will not sell or otherwise transfer any of such securities to a New Jersey resident unless the transferee comes within one of the aforementioned categories and that it will advise the transferee of this condition, which transferee, by becoming such, will be deemed to be bound by the same restrictions upon resale.

    No other changes have been made to the Prospectus dated September 14, 1995.

                               FOR CALIFORNIA RESIDENTS


                    EQUIPMENT LEASING CORPORATION OF AMERICA
                     SUPPLEMENT DATED SEPTEMBER 15, 1995 TO
                      PROSPECTUS DATED SEPTEMBER 14, 1995


    This Supplement will further update and amend the Prospectus dated September 14, 1995 (the "Prospectus") regarding the offer and sale to California residents of $13,500,000 in principal amount of certain Demand and Fixed Rate Certificates (the "Debentures") described therein.

    The following suitability requirements apply for all purchases of Demand and Fixed Rate Certificates by California residents:

    a) Purchasers of certificates shall have a minimum annual income of $75,000 and a net worth at least equal to $75,000 in excess of their home, home furnishings and automobiles. Or, regardless of their annual income, they must possess a net worth of $150,000 in excess of their home, home furnishings and automobiles.

    b)   No purchase shall exceed 10% of an investor's net worth.

    Each California resident purchasing securities offered hereby will be deemed to represent by such purchase that it comes within one of the aforementioned categories, that it will not sell or otherwise transfer any of such securities to a California resident unless the transferee comes within one of the aforementioned categories and that it will advise the transferee of this condition, which transferee, by becoming such, will be deemed to be bound by the same restrictions upon resale.

    No other changes have been made to the Prospectus dated September 14, 1995.

                                 FOR NEW YORK RESIDENTS


                    EQUIPMENT LEASING CORPORATION OF AMERICA
                     SUPPLEMENT DATED SEPTEMBER 15, 1995 TO
                      PROSPECTUS DATED SEPTEMBER 14, 1995


    This Supplement will further update and amend the Prospectus dated September 14, 1995 (the "Prospectus") regarding the offer and sale to New York residents of $13,500,000 in principal amount of certain Demand and Fixed Rate Certificates (the "Certificates") described therein.

    The following suitability requirements apply for all purchases of Demand and Fixed Rate Certificates by New York residents:

    a)Purchasers of certificates of $5,000 or more in the aggregate shall have a minimum annual income of $30,000 and a net worth at least equal to $20,000 in excess of their investment, home, home furnishings and automobiles. Or, regardless of their annual income, possess a net worth of $75,000 in excess of their home, home furnishings and automobiles;

    b)Purchasers of certificates of $2,500 or more in the aggregate shall have a minimum annual income of $20,000 and a net worth at least equal to $20,000 in excess of their investment, home, home furnishings and automobiles. Or, regardless of their annual income, possess a net worth of $50,000 in excess of their home, home furnishings and automobiles; and

    c)No accounts may be accepted where safety of principal and interest is the purchaser's primary investment objective.

    Purchasers of these Certificates have the option of receiving interest earned monthly or electing to have interest on their Certificates reinvested and compounded monthly (that is, interest at the original rate shall be computed monthly on the new account; i.e. principal plus previously accrued and unpaid interest.) Reinvested interest will be an unsecured obligation of the Company, and will be subject to the same risks as the Certificates. See "RISK FACTORS." The Company intends to apply the retained and accrued interest to the normal operations of its business, which is the purchase of general commercial and industrial equipment which is to be leased to the Company's customers. See "DESCRIPTION OF SECURITIES; Certificates - Option to Receive Compound Interest" on page 22 of the Prospectus and "USE OF PROCEEDS" on page 8 of the Prospectus.

    No other changes have been made to the Prospectus dated September 14, 1995.

                                  FOR IOWA RESIDENTS


                    EQUIPMENT LEASING CORPORATION OF AMERICA
                     SUPPLEMENT DATED SEPTEMBER 15, 1995 TO
                      PROSPECTUS DATED SEPTEMBER 14, 1995


    This Supplement will further update and amend the Prospectus dated September 14, 1995 (the "Prospectus") regarding the offer and sale to Iowa residents of $13,500,000 in principal amount of certain Demand and Fixed Rate Certificates (the "Debentures") described herein.

    The following suitability requirements apply for all purchases of Debentures by Iowa residents:

    Purchasers of Debentures shall have a minimum annual income as reflected on their federal income tax return for the current and most recently completed calendar year of $75,000 and a net worth at least equal to $150,000 exclusive of their home, home furnishings and automobiles. Or, regardless of their annual income, they must possess a net worth of $450,000 exclusive of their home, home furnishings and automobiles.

    Each Iowa resident purchasing securities offered hereby will be deemed to represent by such purchase that it comes within one of the aforementioned categories, that it will not sell or otherwise transfer any of such securities to a Iowa resident unless the transferee comes within one of the aforementioned categories and that it will advise the transferee of this condition, which transferee, by becoming such, will be deemed to be bound by the same restrictions upon resale.

    No other changes have been made to the Prospectus dated September 14, 1995.